Contacts:

For Ventiv Health:	For inChord Communications:

Investors/Corporate:	Marcia Frederick
John Emery, CFO	inChord Communications
Ventiv Health, Inc.	614-543-6281
732-537-4804	mfrederick@inchord.com
investor@ventiv.com

Media:
Kellie Walsh / Felicia Vonella
Lazar Partners Ltd.
212-867-1762
kwalsh@lazarpartners.com/
fvonella@lazarpartners.com

Ventiv Health to Acquire inChord Communications,
Largest Independently-Owned Global Healthcare Communications Company

•	Combination strengthens Ventiv’s leadership across a full range of pharmaceutical sales & marketing services
•	Transaction immediately accretive to Ventiv earnings
•	Ventiv to serve over 150 companies including 18 of the Top 20 global pharmaceutical companies

SOMERSET, NEW JERSEY, September 7, 2005 -- Ventiv Health, Inc. (NASDAQ: VTIV) today announced that it has signed a definitive agreement to acquire inChord Communications, Inc., the world’s largest independently-owned global healthcare marketing and communications company. This acquisition adds a comprehensive pharmaceutical advertising, branding and marketing business to Ventiv’s top tier sales team, planning and analytics, compliance management and clinical staffing and data management businesses.

Under the terms of the agreement, Ventiv will purchase inChord for $185 million in cash and stock, plus earn-out payments for exceeding specified financial targets. The cash portion of the purchase price will be funded by a $175 million six-year term loan. The transaction, which is subject to receipt of Hart-Scott-Rodino approval and other customary closing conditions, is expected to close in the fourth quarter. Ventiv Health shareholder approval is not required.

The acquisition is expected to be immediately accretive to Ventiv earnings and will add $0.03-$0.04 to Ventiv’s fourth quarter 2005 earnings per share.

Eran Broshy, Ventiv’s CEO, stated, “inChord adds a new dimension to our business model and transforms us overnight into a powerful market leader across the full range of sales and marketing services to the pharma and biotech industries. This acquisition is consistent with our overall business strategy of making accretive acquisitions to build a complementary portfolio of leading businesses in their respective fields. inChord was particularly attractive to us because of its integrated suite of brand-building capabilities and stellar track record of long-term client relationships. Together we have the expertise, offerings and critical mass needed to meet the evolving needs of our clients from clinical trials through commercial success.”

VENTIV HEALTH TO ACQUIRE
INCHORD COMMUNICATIONS

Upon the close of the transaction, inChord will become a wholly owned subsidiary of Ventiv. Blane Walter, chairman and CEO of inChord, will become President of Ventiv’s Communications division, which will continue to operate under the inChord Communications brand, and will join Ventiv’s executive management team.

This combination establishes Ventiv as a powerful market leader in pharmaceutical sales, marketing and clinical services spanning late-stage clinical through commercialization to over 150 pharmaceutical, biotech, specialty and emerging companies, including 18 of the Top 20 global pharmaceutical companies.

Mr. Walter stated, "inChord has always distinguished itself by bringing together a unique mix of talent and capabilities to develop marketing solutions for clients. As we continue to expand our focus and seek new approaches for addressing our clients' business challenges, Ventiv is the ideal partner. Together, Ventiv and inChord will have an ability to meet the sales and marketing needs of pharmaceutical companies in ways that no other company in our industry can."

Banc of America Securities acted as financial advisor to Ventiv and UBS Investment Bank served as financial advisor to inChord in connection with this transaction.

Updated 2005 Guidance and Initial 2006 Guidance

As a result of the inChord acquisition, Ventiv is increasing its 2005 revenue guidance from $480-$490 million to $505-515 million and EPS guidance from $1.22-1.25 to $1.25-1.29. Both the updated and the previous guidance includes $0.16 from previously-disclosed tax benefits.

Ventiv is also issuing initial 2006 revenue guidance of $610-630 million and initial EPS guidance of $1.45-1.50, including $0.10 from tax benefits.

Conference Call Information:

Ventiv will host a conference call today, Wednesday, September 7, 2005, at 8:30 AM ET to discuss its acquisition of inChord Communications.
Call In Number: 877-336-9182 (Domestic) or 706-634-1065 (International)
Live and Archived Webcast: www.ventiv.com

VENTIV HEALTH TO ACQUIRE
INCHORD COMMUNICATIONS

About inChord Communications
Westerville, Ohio-based inChord Communications is the largest privately held healthcare marketing organization in the world serving a broad range of clients including many of the world's top pharmaceutical companies. inChord provides a seamless integration of branding, advertising, consulting, education, public relations and interactive solutions to its healthcare clients through its 10 specialty communications companies - Blue Diesel, CHS, The CBCE (Center for Biomedical Continuing Education), Cadent Medical Communications, GSW Worldwide, The Navicor Group, Stonefly Communications Group, Palio Communications, RxPedite, and Y Brand. In addition to its US-based companies, inChord has a global network of advertising agencies in 10 markets worldwide. For more information on inChord, please visit www.inchord.com.

About Ventiv Health
Ventiv Health, Inc. (NASDAQ: VTIV) is the leading provider of late-stage clinical, sales, marketing and compliance solutions to pharmaceutical and biotech companies. Ventiv is a multi-disciplinary company with a singular focus on providing excellence in customized solutions across the full spectrum of services combining both integrated and independent programs. Ventiv's approximately 4,000 employees support over 75 client organizations, including the world's Top 20 pharmaceuticals companies as well as emerging and specialty biotech leaders. For more information on Ventiv Health, visit www.ventiv.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health's performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments and revenue share agreements; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

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